                                                     February 25, 2000



Morgan Stanley Aircraft Finance
c/o  Wilmington Trust Company
1100 North Market Street, Rodney Square No.
Wilmington, DE  19890


In response to your request, BK Associates, Inc. is pleased to provide our opinion of Base Values as of November 30, 1999 for 32 commercial jet transport aircraft and one commercial jet transport engine which comprise part of the MSAF Portfolio (Portfolio). The Portfolio aircraft are further identified by type, manufacture, serial number and year of manufacture on the attached Figure 1.

Based upon our knowledge of these various aircraft types, our knowledge of the capabilities and uses to which they have been put in various parts of the world, our knowledge of the marketing of used aircraft, and our knowledge of aircraft in general, it is our opinion that the Base Values of each aircraft are as shown in the attached Figure 1.

According to the International Society of Transport Aircraft Trading's (ISTAT) definition of Base Value, to which BK Associates subscribes, the base value is the Appraiser's opinion of the underlying economic value of an aircraft in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and assumes full consideration of its "highest and best use". An aircraft's base value is founded in the historical trend of values and in the projection of future value trends and presumes an arm's length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing.

As the definition suggests, Base Value is determined from historic and future value trends and is not influenced by current market conditions. It is often determined as a function of the original cost of the aircraft, technical characteristics of competing aircraft, and development of new models. BK Associates has determined from analysis of historic data, a relationship between aircraft age and its value as a percentage of original value for the average aircraft.



February 25, 2000





We provided the Base Value with an assumed half-time between scheduled major maintenance events for the airframe and engines (Half-Time Base Value) as well as the Base Value inclusive of appropriate financial adjustments based on our interpretation of the current maintenance summary status of each aircraft provided by Morgan Stanley (Adjusted Base Value). Base Values of each aircraft are as shown in the attached table.

It should be understood that BK Associates has not inspected the Aircraft nor the maintenance records for this appraisal, but has relied upon the information you have provided and our own database. The assumptions have been made that the Aircraft, are in average or better condition; all Airworthiness Directives have been complied with; accident damage has not been incurred that would affect market values; and maintenance has been accomplished in accordance with an Airworthiness Authority approved maintenance program and accepted industry standards. Deviations from these assumptions can change our opinion significantly regarding the Aircraft values.

BK Associates, Inc. has no present or contemplated future interest in the Aircraft, nor any interest that would preclude our making a fair and unbiased estimate. This appraisal represents the opinion of BK Associates, Inc. and reflects our best judgment based on the information available to us at the time of preparation and the time and budget constraints imposed by the client. It is not given as a recommendation, or as an inducement, for any financial transaction and further, BK Associates, Inc. assumes no responsibility or legal liability for any action taken or not taken by the addressee, or any other party, with regard to the appraised equipment. By accepting this appraisal, the addressee agrees that BK Associates, Inc. shall bear no such responsibility or legal liability. This appraisal is prepared for the use of the addressee and shall not be provided to other parties without the express consent of the addressee.

                                                     Sincerely yours,

                                                     BK ASSOCIATES, INC.



                                                     R. L. Britton
                                                     Vice President
RLB/kf                                               ISTAT Certified Appraiser
Attachment



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                                                                        FIGURE I

                                        MORGAN STANLEY
                                 MSAF PORTFOLIO - BASE VALUES
                                       NOVEMBER 30,1999

                                                             HALF TIME          MTC ADJ'D
                  AIRCRAFT         SERIAL        MFG.        BASE VALUE        BASE VALUE
                    TYPE           NUMBER        YEAR        ( MIL $ )          ( MIL $ )
                    ----           ------        ----        ---------          ---------

     1      A300-600R                555         1990          46.35              46.87
     2      A310-300                 409         1985          26.70              27.02
     3      A310-300                 410         1985          26.70              27.40
     4      A310-300                 437         1987          31.70              33.26
     5      A320-200                 279         1992          29.60              31.24
     6      A320-200                 393         1993          29.90              31.19
     7      A320-200                 414         1993          29.90              30.96
     8      A321-100                 597         1996          46.00              45.16
     9      B737-300                24299        1988          18.70              18.79
     10     B737-300                25161        1992          24.50              25.51
     11     B737-300                26295        1993          26.25              26.02
     12     B737-300                27635        1995          29.15              28.73
     13     B737-300F               23811        1987          18.65              19.00
     14     B737-300QC              23788        1987          18.25              18.10
     15     B737-400                24234        1988          19.15              20.19
     16     B737-400                25104        1993          27.00              26.53
     17     B737-400                25371        1992          25.55              24.17
     18     B737-500                25165        1993          18.85              17.55
     19     B747-300B               24106        1988          60.40              59.94
     20     B757-200ER              24260        1988          31.85              33.02
     21     B757-200ER              24367        1989          33.90              31.34
     22     B757-200ER              26272        1994          44.20              42.93
     23     B767-200ER              23807        1987          31.65              31.08
     24     B767-300ER              24798        1990          53.25              53.67
     25     B767-300ER              26256        1993          63.15              61.96
     26     B767-300ER              26260        1994          66.50              64.75
     27     F70                     11564        1995          14.10              14.10
     28     F70                     11565        1996          15.20              15.20
     29     F70                     11569        1996          15.20              15.20
     30     MD82                    49825        1989          18.35              17.32
     31     MD83                    49822        1988          19.25              18.82
     32     MD83                    49824        1989          20.50              21.36
            SPARE ENGINE           704279        1995           5.70              6.28

                                                TOTALS         986.10            984.69